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                                                                    EXHIBIT 8


                               KING & SPALDING

                             191 PEACHTREE STREET
                         ATLANTA, GEORGIA  30303-1763
                           TELEPHONE: 404/572-4600
                           FACSIMILE: 404/572-5100

DIRECT DIAL:                                                        DIRECT FAX:


                               October 23, 1997




Post Properties, Inc.
3350 Cumberland Circle
Suite 2200
Atlanta, Georgia 30339


      Re: Post Properties, Inc. -- $50,000,000 Liquidation Preference of 7 5/8% Series B Cumulative Redeemable Preferred Shares

Ladies and Gentlemen:

      We have acted as counsel to Post Properties, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $50,000,000 Liquidation Preference of 7 5/8% Series B Cumulative Redeemable Preferred Shares of the Company (the "Series B Preferred Shares") pursuant to a Prospectus Supplement dated October 23, 1997 (the "Series B Preferred Shares Prospectus Supplement"). You have requested our opinion as to the accuracy of the information contained in the Series B Preferred Shares Prospectus Supplement under the heading "Certain Federal Income Tax Considerations."

      Unless otherwise indicated, all terms used herein with the initial capital letters shall have the same meaning as in the Series B Preferred Shares Prospectus Supplement.

      In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company.
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October 23, 1997
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     Based upon and subject to the foregoing, we are of the opinion that the information in the Series B Preferred Shares Prospectus Supplement under the heading "Certain Federal Income Tax Considerations" constitutes, in all material respects, a fair and accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Series B Preferred Shares under current law.

     The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company and the investors in the Series B Preferred Shares. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not, however, aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion.

     Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Series B Preferred Shares.

                                                Very truly yours,

                                                /s/ King & Spalding

                                                King & Spalding